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ALTUS POWER, INC.

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Altus Power, Inc. Announces Fourth Quarter

and Full Year 2024 Financial Results

Full Year 2024 Financial Highlights

•	Full year 2024 revenues of $196.3 million, a 26% increase compared to full year 2023

•	GAAP net loss of $10.7 million for full year 2024, compared to net loss of $26.0 million for full year 2023

•	Adjusted EBITDA* of $111.6 million for full year 2024, a 20% increase compared to full year 2023

•	Adjusted EBITDA margin* of 57% for full year 2024, compared to 60% for full year 2023

Business Highlights

•	Surpassed 1 GW in operating assets

•	Completed ~56 MW of new-build assets and added ~96 MW of assets in operation

•	Successfully structured an innovative tax equity transaction and partnership model

•	Year ending cash balance of $123 million

•	On February 5, 2025, signed merger agreement to be acquired by TPG through its TPG Rise Climate Transition Infrastructure strategy

STAMFORD, CT, March 17, 2025 – Altus Power, Inc. (NYSE: AMPS) (“Altus Power”, the “Company” or “us”), a leading commercial scale provider of clean, electric power, today announced its financial results for fourth quarter and full year 2024.

“In a year of economic uncertainty and evolving market conditions, Altus Power retained its market leadership position in commercial solar and surpassed 1 GW of operating assets. To support our ongoing growth opportunities, we’ve continued to focus on efficient capital markets execution as demonstrated by the new credit facility and innovative tax partnership we executed in 2024,” said Gregg Felton, CEO of Altus Power. “As we move toward our pending acquisition by TPG through its the TPG Rise Climate Transition Infrastructure strategy and transition to a private company, we are positioned to deliver even greater value to our customers and partners with the flexibility and resources to accelerate deployment, drive innovation and expand access to clean energy at scale.”

Fourth Quarter Financial Results

Operating revenues during the fourth quarter of 2024 totaled $44.5 million, compared to $34.2 million during the same period of 2023, an increase of 30%. The increase is primarily due to the growth of megawatt hours generated by Altus Power’s assets in service of the Company’s growing customer base.

Fourth quarter 2024 GAAP net loss totaled $56.5 million, compared to net loss of $40.0 million for the same period last year. The change was primarily driven by a $7.1 million non-cash loss from remeasurement of alignment shares and income tax expense of $35.5 million during the fourth quarter of 2024, as compared to a $17.7 million non-cash loss from remeasurement of alignment shares and income tax benefit of $0.8 million during the fourth quarter of 2023.

Adjusted EBITDA* during the fourth quarter of 2024 was $23.8 million, compared to $17.3 million for the fourth quarter of 2023, a 37% increase. The quarter-over-quarter growth in adjusted EBITDA* was primarily the result of increased revenue from additional solar energy facilities, partially offset by an increase in our general and administrative expenses.

Full Year 2024 Financial Results

Operating revenues for full year 2024 totaled $196.3 million, compared to $155.2 million in 2023, driven by customer additions from new build and acquired operating assets and resulting growth in megawatt hours sold over the past twelve months.

Full year 2024 GAAP net loss totaled $10.7 million, compared to net loss of $26.0 million in 2023, primarily driven by the non-cash net gain of $41.0 million from remeasurement of alignment shares in 2024.

Adjusted EBITDA* during full year 2024 totaled $111.6 million, compared to $93.1 million for full-year 2023. This growth was primarily the result of increased revenue from additional solar energy facilities, partially offset by an increase in our general and administrative expenses.

Pending Transaction

As previously announced, on February 5, 2025, Altus Power entered into a definitive agreement to be acquired by TPG through its TPG Rise Climate Transition Infrastructure strategy for $5.00 per share of its Class A common stock in an all-cash transaction that values the Company at approximately $2.2 billion, including outstanding debt. Upon completion of the transaction, Altus Power’s Class A common stock will no longer be listed or traded on the New York Stock Exchange, and Altus Power will become a privately-held company. The transaction is conditioned upon approval of the holders of at least a majority of the outstanding shares of Class A common stock of Altus Power entitled to vote to adopt the definitive agreement with respect to the transaction. Completion of the transaction is expected in the second quarter of 2025, subject to the approval of Altus Power stockholders and the satisfaction of other customary closing conditions, including regulatory approvals.

In light of the pending transaction with TPG, Altus Power will not be hosting a conference call or webcast to discuss its fourth quarter and full year 2024 results. Additionally, Altus Power will not be providing a financial outlook for 2025.

Use of Non-GAAP Financial Information

*

Denotes Non-GAAP financial measure. We present our operating results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We believe certain financial measures, such as adjusted EBITDA and adjusted EBITDA margin provide users of our financial statements with supplemental information that may be useful in evaluating our business. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define adjusted EBITDA as net income plus net interest expense, depreciation, amortization and accretion expense, income tax expense or benefit, acquisition and entity formation costs, stock-based compensation expense or benefit, and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, gain or loss on fair value remeasurement of contingent consideration, gain or loss on disposal of property, plant and equipment, change in fair value of Alignment Shares liability, loss on extinguishment of debt, CEO transition costs, and other miscellaneous items of other income and expenses.

Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures that we use to measure our performance. We believe that investors and analysts also use adjusted EBITDA and adjusted EBITDA margin in evaluating our operating performance. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The GAAP measure most directly comparable to adjusted EBITDA is net income and to adjusted EBITDA margin is net income over operating revenues. The presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to suggest that our future results will be unaffected by non-cash or non-recurring items. In addition, our calculation of adjusted EBITDA and adjusted EBITDA margin are not necessarily comparable to adjusted EBITDA and adjusted EBITDA margin as calculated by other companies and investors and analysts should read carefully the components of our calculations of these non-GAAP financial measures.

We believe adjusted EBITDA is useful to management, investors and analysts in providing a measure of core financial performance adjusted to allow for comparisons of results of operations across reporting periods on a consistent basis. Factors in this determination include the exclusion of (1) variability due to gains or losses related to fair value remeasurement of contingent consideration and the change in fair value of Alignment Shares liability, (2) strategic decisions to acquire businesses, dispose of property, plant and equipment or extinguish debt, and (3) the non-recurring nature of stock-based compensation, CEO transition costs, and other miscellaneous items of income and expense, which affect results in a given period or periods. In addition, adjusted EBITDA represents the business performance of the Company before the application of statutory income tax rates and tax adjustments corresponding to the various jurisdictions in which the Company operates, as well as interest expense and depreciation, amortization and accretion expense, which are not representative of our ongoing operating performance.

Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. Adjusted EBITDA should not be considered an alternative to but viewed in conjunction with GAAP results, as we believe it provides a more complete understanding of ongoing business performance and trends than GAAP measures alone. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

In addition to adjusted EBITDA, we may also refer to annual recurring revenues, or ARR, which is a non-GAAP measure. ARR is an estimate that management uses to determine the expected annual revenue potential of our operating asset base at the end of a calendar year. ARR assumes customary weather, production, expenses and other economic and market conditions, as well as seasonality. It is not derived from a GAAP financial measure so it is difficult to provide a meaningful reconciliation to GAAP. The elements of our financial statements that are considered or evaluated in determining our ARR are the following: the estimated megawatt hours of generation assuming all new build and operating assets added any time during the year were in place for the full year and the estimated power prices for such assets based on historical power prices. We believe this metric can be helpful to assess our portfolio asset base in operation at the beginning of an annual period, e.g., if we were to receive the benefit of assets added for a full year even if they were added during a partial year. This figure is only an estimate and is based on a number of assumptions by Altus Power’s management that may or may not be realized.

Adjusted EBITDA Definitions

Interest Expense, Net. Interest expense, net represents interest on our borrowings under our various debt facilities, amortization of debt discounts and deferred financing costs, and unrealized gains and losses on interest rate swaps.

Depreciation, Amortization and Accretion Expense. Depreciation expense represents depreciation on solar energy systems that have been placed in service. Depreciation expense is computed using the straight-line composite method over the estimated useful lives of assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives or the remaining term of the lease. Amortization includes third party costs necessary to acquire power purchase agreement (“PPA”) and net metering credit agreement (“NMCA”) customers, value ascribed to in-place leases, and favorable and unfavorable rate revenues contracts. Value ascribed to in-place leases is amortized using the straight-line method ratably over the term of the individual site leases. Third party costs necessary to acquire PPAs and NMCA customers are amortized using the straight-line method ratably over 15-25 years based upon the term of the customer contract. Estimated fair value allocated to the favorable and unfavorable rate PPAs and solar renewable energy credit agreements are amortized using the straight-line method over the remaining non-cancelable terms of the respective agreements. Accretion expense includes over time increase of asset retirement obligations associated with solar energy facilities.

Income Tax Expense and Benefit. We account for income taxes under ASC 740, Income Taxes. As such, we determine deferred tax assets and liabilities based on temporary differences resulting from the different treatment of items for tax and financial reporting purposes. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Additionally, we must assess the likelihood that deferred tax assets will be recovered as deductions from future taxable income. We have a partial valuation allowance on our deferred state tax assets because we believe it is more likely than not that a portion of our deferred state tax assets will not be realized. We evaluate the recoverability of our deferred tax assets on an annual basis.

Acquisition and Entity Formation Costs. Acquisition and entity formation costs represent costs incurred to acquire businesses and form new legal entities. Such costs primarily consist of professional fees for banking, legal, accounting and appraisal services.

Stock-Based Compensation Expense. Stock-based compensation expense is recognized for awards granted under the Legacy Incentive Plans and Incentive Plan, as defined in Note 17, “Stock-Based Compensation,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

Fair Value Remeasurement of Contingent Consideration. In connection with various acquisitions, contingent consideration may be payable upon achieving certain conditions. The Company estimates the fair value of contingent consideration using a Monte Carlo simulation model or an expected cash flow approach. Significant assumptions used in the measurement of fair value of contingent consideration associated with various acquisitions include market power rates, estimated volumes of power generation of acquired solar energy facilities, percentage of completion of in-development solar energy facilities, and the risk-adjusted discount rate associated with the business.

Gain or Loss on Disposal of Property, Plant and Equipment. In connection with the disposal of assets, the Company recognizes a gain or loss on disposal of property, plant and equipment, which represents the difference between the consideration received and the carrying value of the disposed asset.

Change in Fair Value of Alignment Shares Liability. Alignment Shares represent Class B common stock of the Company which were issued in connection with the Merger. Class B common stock, par value $0.0001 per share (“Alignment Shares”) are accounted for as liability-classified derivatives, which were remeasured as of December 31, 2024, and the resulting gain or loss was included in the consolidated statements of operations. The Company estimates the fair value of outstanding Alignment Shares using a Monte Carlo simulation valuation model utilizing a distribution of potential outcomes based on a set of underlying assumptions such as stock price, volatility, and risk-free interest rates.

Loss on extinguishment of debt, net. When the repayment of debt is accounted for as an extinguishment of debt, loss or gain on extinguishment of debt represents the difference between the reacquisition price of debt and the net carrying amount of the extinguished debt.

Other Income and Expense, Net. Other income and expenses primarily represent interest income, and other miscellaneous items.

CEO Transition Costs. CEO transition costs represent costs recognized in connection with the resignation of Lars Norell as Co-Chief Executive Officer and director of the Company on April 28, 2024.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “aims,” “believes,” “expects,” “intends,” “aims”, “may,” “could,” “will,” “should,” “plans,” “projects,” “forecasts,” “seeks,” “anticipates,” “goal,” “objective,” “target,” “estimate,” “future,” “outlook,” “strategy,” “vision,” or variations of such words or similar terminology that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to Altus Power’s future prospects, developments and business strategies. These statements are based on Altus Power’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Altus Power’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (i) the possibility that any or all of the various conditions to the completion of the proposed transaction (the “Transaction”) involving the Company, Avenger Parent, Inc., a Delaware corporation (“Parent”), and Avenger Merger Sub, Inc., a Delaware corporation (“Merger Sub”), including obtaining required stockholder and regulatory approval, may not be satisfied or waived in a timely manner or at all; (ii) the ability of Parent to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (iii) the risk that disruptions from the Transaction may harm the Company’s business, including current plans and operations; (iv) the ability of the Company to retain and hire key personnel; (v) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (vi) continued availability of capital and financing and rating agency actions; (vii) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect the Company’s financial performance; (viii) certain restrictions during the pendency of the Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (ix) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (x) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances requiring the Company to pay a termination fee or other expenses; (xii) the possibility that competing offers or acquisition proposals may be made in response to the announcement of the Transaction; (xiii) the risk that pending acquisitions may not close in the anticipated timeframe or at all due to a closing condition not being met, including the failure to obtain required consents or regulatory approvals in a timely manner or otherwise; (xiv) the ability of Altus Power to successfully integrate the acquisition of solar assets into its business and generate profit from their operations; (xv) the risk of litigation and/or regulatory actions related to the Transaction or the proposed acquisition of solar assets; and (xvi) the possibility that Altus Power may be adversely affected by other economic, business, legislative, regulatory, credit risk and/or competitive factors. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity.

Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found under the heading “Risk Factors” in Altus Power’s Form 10-K filed with the Securities and Exchange Commission on March 17, 2025, as well as the other information we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date they are made and the Company does not undertake to, and specifically disclaims any obligation to, publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

This press release is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Altus Power and is not intended to form the basis of an investment decision in Altus Power. All subsequent written and oral forward-looking statements concerning Altus Power or other matters and attributable to Altus Power or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

About Altus Power, Inc.

Altus Power, based in Stamford, Connecticut, is a leading commercial-scale provider of serving commercial, industrial, public sector and community solar customers with end-to-end solutions. Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Altus Power Contact for Investor or Media Inquiries:

Alison Sternberg, Head of Investor Relations

InvestorRelations@altuspower.com

Altus Power, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating revenues, net	$44,465	$34,192	$196,265	$155,162
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	12,009	8,254	46,092	29,636
General and administrative	8,669	8,606	40,755	32,453
Depreciation, amortization and accretion expense	18,470	15,573	68,917	53,627
Acquisition and entity formation costs	1,384	1,380	3,665	4,508
Loss (gain) on fair value remeasurement of contingent consideration, net	—	2,057	(2,379)	2,207
Loss on disposal of property, plant and equipment	531	—	443	649
Stock-based compensation expense	4,474	3,680	9,213	14,984

Total operating expenses	$45,537	$39,550	$166,706	$138,064

Operating (loss) income	(1,072)	(5,358)	29,559	17,098
Other (income) expenses
Change in fair value of Alignment Shares liability	7,149	17,699	(41,023)	(5,632)
Other (income) expense, net	(593)	134	(2,201)	1,784
Interest expense, net	13,365	17,336	69,206	47,486
Loss on extinguishment of debt, net	—	197	—	116

Total other expense, net	$19,921	$35,366	$25,982	$43,754

(Loss) income before income tax expense	$(20,993)	$(40,724)	$3,577	$(26,656)
Income tax (expense) benefit	(35,487)	760	(14,244)	683

Net loss	$(56,480)	$(39,964)	$(10,667)	$(25,973)
Net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	4,989	(12,837)	(11,990)	(16,618)

Net (loss) income attributable to Altus Power, Inc.	$(61,469)	$(27,127)	$1,323	$(9,355)

Net (loss) income per share attributable to common stockholders
Basic	$(0.38)	$(0.17)	$0.01	$(0.06)
Diluted	$(0.38)	$(0.17)	$0.01	$(0.06)
Weighted average shares used to compute net (loss) income per share attributable to common stockholders
Basic	159,996,851	158,737,305	159,730,462	158,699,959
Diluted	159,996,851	158,737,305	160,678,673	158,699,959

Altus Power, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$104,902	$160,817
Current portion of restricted cash	7,040	45,358
Accounts receivable, net	21,808	17,100
Other current assets	9,808	5,522

Total current assets	143,558	228,797
Restricted cash, noncurrent portion	11,445	12,752
Property, plant and equipment, net	1,942,885	1,619,047
Intangible assets, net	51,243	47,588
Operating lease asset	189,512	173,804
Derivative assets	2,726	530
Other assets	7,594	7,831

Total assets	$2,348,963	$2,090,349

Liabilities, redeemable noncontrolling interests, and stockholders’ equity
Current liabilities:
Accounts payable	$10,812	$7,338
Construction payable	16,107	14,108
Interest payable	13,027	8,685
Purchase price payable, current	29,455	9,514
Due to related parties	100	51
Current portion of long-term debt	179,378	39,611
Operating lease liability, current	7,451	6,861
Contract liability, current	1,607	2,940
Investment tax credit transfer liability	60,319	—
Other current liabilities	11,269	17,402

Total current liabilities	329,525	106,510
Alignment Shares liability	19,470	60,502
Long-term debt, net of unamortized debt issuance costs and current portion	1,192,379	1,163,307
Intangible liabilities, net	16,007	18,945
Asset retirement obligations	20,326	17,014
Operating lease liability, noncurrent	195,876	180,701
Contract liability	5,936	5,620
Deferred tax liabilities, net	22,865	9,831
Other long-term liabilities	3,157	2,908

Total liabilities	$1,805,541	$1,565,338
Commitments and contingent liabilities
Redeemable noncontrolling interests	19,076	26,044

Stockholders’ equity
Common stock $0.0001 par value; 988,591,250 shares authorized as of December 31, 2024 and 2023; 159,999,527 and 158,999,886 shares issued and outstanding as of December 31, 2024 and 2023, respectively	16	16
Additional paid-in capital	493,981	485,063
Accumulated deficit	(54,417)	(55,274)
Accumulated other comprehensive income	15,578	17,273

Total stockholders’ equity	$455,158	$447,078
Noncontrolling interests	69,188	51,889

Total equity	$524,346	$498,967

Total liabilities, redeemable noncontrolling interests, and stockholders’ equity	$2,348,963	$2,090,349

Altus Power, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2024	2023
Cash flows from operating activities
Net loss	$(10,667)	$(25,973)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, amortization and accretion expense	68,917	53,627
Deferred tax expense (benefit)	14,194	(715)
Non-cash lease expense	1,122	2,036
Amortization of debt discount and financing costs	5,541	3,617
Loss on extinguishment of debt, net	—	116
Change in fair value of Alignment Shares liability	(41,023)	(5,632)
Remeasurement of contingent consideration, net	(2,379)	2,207
Loss on disposal of property, plant and equipment	443	649
Stock-based compensation expense	8,239	14,938
Amortization of forward-starting interest rate swap	(1,703)	—
Other	(2,791)	764
Changes in assets and liabilities, excluding the effect of acquisitions
Accounts receivable	(3,223)	1,493
Due to related parties	49	(61)
Derivative assets	(2,196)	20,690
Other assets	(1,906)	2,098
Accounts payable	2,937	3,504
Interest payable	3,757	4,249
Contract liability	454	438
Other liabilities	583	1,312

Net cash provided by operating activities	40,348	79,357

Cash flows used for investing activities
Capital expenditures	(93,705)	(117,791)
Payments to acquire renewable energy businesses, net of cash and restricted cash acquired	(119,240)	(432,441)
Payments to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired	(154,526)	(38,931)
Proceeds from disposal of property, plant and equipment	266	2,350
Other	—	—

Net cash used for investing activities	(367,205)	(586,813)

Cash flows from financing activities
Proceeds from issuance of long-term debt	301,329	579,627
Repayments of long-term debt	(135,697)	(51,114)
Payment of debt issuance costs	(1,231)	(5,000)
Payment of debt extinguishment costs	—	(85)
Payment of deferred purchase price payable	(8,195)	(17,632)
Payment of contingent consideration	(5,793)	(5,298)
Contributions from noncontrolling interests	34,860	35,282
Redemption of noncontrolling interests	(4,084)	(3,855)
Distributions to noncontrolling interests	(10,191)	(4,940)
Proceeds from transfer of investment tax credits related to noncontrolling interests	60,319	—

Net cash provided by financing activities	231,317	526,985

Net (decrease) increase in cash, cash equivalents, and restricted cash	(95,540)	19,529
Cash, cash equivalents, and restricted cash, beginning of year	218,927	199,398

Cash, cash equivalents, and restricted cash, end of year	$123,387	$218,927

	Year ended December 31,
	2024	2023
Supplemental cash flow disclosure
Cash paid for interest, net of amounts capitalized	$68,242	$36,946
Cash paid for taxes	35	69
Non-cash investing and financing activities
Asset retirement obligations	$2,332	$6,312
Debt assumed through acquisitions	—	7,900
Initial recording of noncontrolling interest	2,100	13,500
Redeemable noncontrolling interest assumed through acquisitions	(100)	15,541
Accrued distributions to noncontrolling interests	765	278
Accrued deferred financing costs	—	203
Acquisitions of property and equipment included in construction payable	1,338	5,588
Conversion of Alignment Shares into common stock	10	11
Deferred purchase price payable	29,330	7,656

Non-GAAP Financial Reconciliation

Reconciliation of GAAP reported Net (loss) income to non-GAAP adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Reconciliation of Net (loss) income to Adjusted EBITDA:
Net loss	$(56,480)	$(39,964)	$(10,667)	$(25,973)
Income tax expense (benefit)	35,487	(760)	14,244	(683)
Interest expense, net	13,365	17,336	69,206	47,486
Depreciation, amortization and accretion expense	18,470	15,573	68,917	53,627
Stock-based compensation expense	4,474	3,680	9,213	14,984
Acquisition and entity formation costs	1,384	1,380	3,665	4,508
Loss (gain) on fair value remeasurement of contingent consideration	—	2,057	(2,379)	2,207
Loss on disposal of property, plant and equipment	531	—	443	649
Change in fair value of Alignment Shares liability	7,149	17,699	(41,023)	(5,632)
Loss on extinguishment of debt, net	—	197	—	116
Other (income) expense, net	(593)	134	(2,201)	1,784
CEO transition costs	—	—	2,203	—

Adjusted EBITDA	$23,787	$17,332	$111,621	$93,073

Reconciliation of non-GAAP adjusted EBITDA margin:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA margin:
Adjusted EBITDA	$23,787	$17,332	$111,621	$93,073
Operating revenues, net	44,465	34,192	196,265	155,162

Adjusted EBITDA margin	53%	51%	57%	60%